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                               ADVISORY AGREEMENT

         ADVISORY AGREEMENT, dated as of January 18, 2000, between EQK REALTY INVESTORS I, a Massachusetts business trust (the "Trust"), and NEWLEAF CORPORATION, a Georgia corporation ("Adviser").

                                   BACKGROUND

         The Trust was organized under a Declaration of Trust executed as of October 8, 1984, which was amended and restated as of February 27, 1985 (as amended to date, the "Declaration of Trust"). The Trust has qualified as a "real estate investment trust" ("REIT") as defined in the Internal Revenue Code of 1986, as amended (the "Code"). The Trust's sole remaining real estate asset is the Harrisburg East Mall (the "Mall").

         The Trust is a party to a Merger Agreement, dated August 25, 1998, with American Realty Trust ("ART") and a subsidiary of ART (as amended to date, the "Merger Agreement"). ART has entered into an agreement (the "ART Restructuring Agreement") with Affiliates of ART, pursuant to which ART is to become a subsidiary of a new holding company. As used herein, references to ART shall include such new holding company.


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         The first mortgage loan (the "First Mortgage Loan") on the Mall is held by The Prudential Insurance Company of America ("Prudential") and the second mortgage loan (the "Second Mortgage Loan") on the Mall is held by PNC Bank, National Association ("PNC").

         On December 14, 1999, the Trust initiated Chapter 11 proceedings (the "Proceedings") before the United States Bankruptcy Court for the Middle District of Pennsylvania (the "Court"). Gregory Greenfield & Associates, Ltd. ("Greenfield") is the current adviser to the Trust. Greenfield's appointment as adviser to the Trust terminates on January 18, 2000.

         Newleaf Corporation has been recommended as adviser to succeed Greenfield. Lloyd T. Whitaker ("Whitaker") is president, chief executive officer, and owner of Adviser.

         The Trust desires to retain the Adviser to render advisory services in replacement of Greenfield. The Adviser is willing to undertake to render such services, on the terms and conditions herein set forth. Accordingly, the Trust and Adviser hereby agree as follows:

         1. DEFINITIONS. As used herein, the following terms shall have the definitions set forth below.

         "AFFILIATE" means, as to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person,
(ii) any other Person that owns beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests


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of such Person, or (iii) any officer, director, employee, general Partner or trustee of such Person or of any other Person controlling, controlled by or under common control with such Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such Person).

         "PERSON" means and includes individuals, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof.

         "SECURITIES" means any stock, shares, voting trust certificates, bonds, debentures, notes, or other evidences of indebtedness of in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing.

         "SHAREHOLDERS" means the holders of record of outstanding Shares.

         "SHARES" means Shares of Beneficial Interest, without par value, of the Trust.

         "TRUSTEES" means the Trustees holding office under the Declaration of Trust at any particular time.


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         "UNAFFILIATED TRUSTEE" means a Trustee who, in his individual capacity,
(i) is not an Affiliate of the Adviser, (ii) does not own any interest in the Adviser, and (iii) does not perform any other services for the Trust except as Trustee.

         2. DUTIES OF ADVISER. The principal duties of the Adviser shall be to supervise and make recommendations to the Trust concerning the Trust's investments and to provide administrative services with respect to the Trust and as administrator of the Trust's day-to-day affairs, in each case subject to the supervision of the Trustees.

         Subject to the supervision of the Trustees and consistent with the provisions of the Declaration of Trust, the Bankruptcy Code and the orders of the Court, the duties of the Adviser shall include:

              (a) perform or cause to be performed, on behalf of the Trust, the necessary administrative functions relating to the management of the Trust and the Trust's participation in the Proceedings, including the compliance with reporting requirements and the preparation of operating reports required to be filed therein;

              (b)  serve as the Trust's investment and financial Adviser;

              (c) investigate, select (subject, where applicable, to approval by the Court), and supervise accountants, legal counsel, property managers, brokers, investors, builders, developers, banks


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and other lenders, and others as necessary in connection with the business of the Trust and the fulfillment of the Adviser's duties hereunder; the foregoing duties shall include without limitation supervising the Trust's participation in the Proceedings, the Trust's negotiations with creditors and interest holders, the Trust's negotiations with ART and others concerning the Merger Agreement and any amendment or restatement thereof (including amendments resulting from the ART Restructuring Agreement) and related matters and the Trust's negotiations with respect to the disposition of the Mall;

              (d) maintain bank accounts for the Trust, and arrange for appropriate property and liability insurance coverages to protect the Trust's assets, including fidelity bonds with respect to fraudulent and negligent acts, errors and omissions, in amounts specified by the Trustees and approved by the Court, covering all the personnel handling funds and other assets of the Trust, with the Trust named as an insured party;

              (e) maintain books of account and appropriate records of activities on behalf of the Trust and, subject to the engagement of professional law and accounting firms when appropriate, prepare and submit all necessary financial statements, reports, tax returns, and other correspondence as required by applicable third parties, including, without limitation, the Securities and Exchange Commission, the Internal Revenue Service, and shareholders;

              (f) provide office space, office equipment (which space and equipment need not be separate from the Adviser's) and officer personnel (as identified below);


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              (g)  obtain for the Trust the services that may be required in acquiring and disposing of investments of the Trust, disbursing and collecting the funds of the Trust, paying the debts and fulfilling the obligations of the Trust, and handling, prosecuting and settling any claim of the Trust, subject, where applicable, to approval by the Court;

              (h) obtain for the Trust such services as may be required for property management and other activities relating to the investment portfolio of the Trust; and

              (i) make available Persons to act as the officers (not on a full-time basis) of the Trust, including specifically the services of Whitaker and David H. Crumpton ("Crumpton"); provided, however, that the provision of those services shall be subject to the provision and continuation of Director and Officer liability insurance deemed adequate by the Adviser.

         In performing its various services under this Agreement, the Adviser may from time to time call upon and utilize various facilities, personnel and support services of other Persons including, with Court approval, one or more Affiliates of the Adviser.

         3. NO PARTNERSHIP OR JOINT VENTURE. The Trust and the Adviser are not, and shall not be deemed to be, partners or joint venturers with each other, and nothing herein shall be construed so as to make them such partners or joint venturers or to impose any liability as such on either of them.


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         4.   RECORDS. The Adviser shall keep proper books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Trustees at any time during ordinary business hours.

         5. REIT QUALIFICATION, ETC. Unless otherwise directed by the Court or constituting an obligation under the Bankruptcy Code, the Adviser shall refrain from any action which, in its judgment or in any judgment of the Trustees of which the Adviser has written notice, would adversely affect the qualification of the Trust as a REIT or which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Trust or its Securities or which would otherwise not be permitted by the Declaration of Trust.

         6. BANK ACCOUNTS. Subject to the requirements of Section 345 of the Bankruptcy Code, the orders of the Court, and such terms and conditions as the Trustees may direct, the Adviser may establish and maintain one or more bank accounts in its own name or in the name of the Trust and may collect and deposit into and disburse from such accounts any money on behalf of the Trust, provided that no funds in any such account shall be commingled with funds of the Adviser. The Adviser shall from time to time render appropriate account of such collections, deposits and payments to the Trustees and to the auditors of the Trust. The Adviser may, but shall not be required to, succeed to the accounts currently being maintained on behalf of the Trust.


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         7.   BOND. The Adviser shall maintain a fidelity bond with a
responsible surety company, in such form and amounts as may be required by the Trustees and the Court from time to time, covering officers, employees and agents handling funds and any investment documents or records pertaining to any investments of the Trust. Such bond shall be paid for by the Trust and shall inure to the benefit of the Trust in respect of losses of any such property from acts of such officers, employees and agents through theft, embezzlement or fraud. In the event that such a bond is canceled or not renewed by the bonding company, the Adviser shall give notice thereof to the Trustees, in which event the Trustees shall have the right to terminate immediately this Agreement.

         8. INFORMATION FURNISHED ADVISER. The Trustees shall at all times keep the Adviser informed concerning the investment, financial and operating policies of the Trust. The Trustees shall notify the Adviser promptly in writing of all material decisions affecting the Trust, including but not limited to any intention to sell or dispose of any existing investments. The Trust shall make available to the Adviser a certified copy of all financial statements, a signed copy of each report prepared by independent certified public accountants and such other information with regard to its affairs as the Adviser may reasonably request.

         9. COMPENSATION. Subject to any required Court approval, the Trust shall pay to the Adviser as compensation for its services hereunder, the following:


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              (a)  BASE FEE-HOURLY RATE. The Adviser shall charge the Trust for the services of the Adviser based on the hourly billing rates of its principals of $295.00 per hour for the services of Whitaker on behalf of the Trust and $245.00 per hour for the services of Crumpton on behalf of the Trust. The monthly fee based on such rates is referred to herein as the "Base Fee." The Trust shall pay to the Adviser a retainer of $25,000.00 upon approval of this Agreement by the Court, which retainer shall be held by the Adviser and applied as a credit against the last month's services and expenses of the Adviser with any excess being refunded to the Trust. The Base Fee shall be paid monthly in arrears within ten (10) days of receipt of a statement from the Adviser reflecting detail of services rendered. The Base Fee shall not exceed the following amounts (pro rated for any partial month) per month for the following months (each month begins on the 18th and ends on the 17th; for example, the first month begins on January 18, 2000 and ends on February 17, 2000):

              $35,000 per month for the first three months;

              $25,000 per month for the next six months; and

              $20,000 per month for each month thereafter.

         To the extent that the Base Fee for any month calculated on the basis of the billing rates specified above (the "Calculated Rate") would exceed (an "Excess Amount") the amount permitted above for that month (the "Capped Rate"), the Base Fee for that month shall equal the Capped Rate and the Excess Amount shall be carried forward and paid to the extent that the Capped Rate in any future month exceeds the Calculated Rate for that month. To the extent that the Calculated Rate in any month is less than the Capped Rate for that month (the "Shortage Amount"), the Base Fee for that month shall equal the


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Calculated Rate and the Shortage Amount shall be carried forward and paid to the extent that the Calculated Rate in any future month exceeds the Capped Rate for that month.

              (b) INCENTIVE FEES. In addition to the Base Fee described in subparagraph (a) above, the Adviser shall receive an incentive fee based on the results which the Adviser obtains for the Trust based on each of two components. First, a Disposition Incentive Fee to be paid at closing of the disposition of the Harrisburg East Mall (the "Mall") (other than a disposition by foreclosure or deed in lieu of foreclosure or other transaction by which Prudential or PNC or their Affiliates receives a deed in satisfaction or partial satisfaction of their claims) equal to Forty Thousand Dollars ($40,000) plus two percent (2%) of the Success Amount; provided that the aggregate Disposition Incentive Fee shall not exceed Seventy Thousand Dollars ($70,000). The Success Amount shall equal the excess, if any, of the Net Sales Proceeds over the aggregate amount paid by the Trust in full satisfaction of the total amount then owed to Prudential and PNC. Any debt that the Mall is taken subject to is deemed to be paid by the Trust for this purpose. Net Sales Proceeds shall equal the stated sales price paid to the Trust less any commission paid by the Trust to (a) third party broker(s). Secondly, the Adviser shall receive a Merger Incentive Fee of Twenty-five Thousand Dollars ($25,000) payable in cash (if payment in cash is not practicable, payment may be made in the form of the same securities issued to Shareholders in the applicable transaction) at the closing of the Trust's merger with ART (or merger or similar transaction with another entity). If the sale of the Mall to any Person occurs after termination of this Agreement, Adviser shall nevertheless continue to be entitled to receive the Disposition Incentive Fee if it was in negotiations with the Mall purchaser during the term of this Agreement. If the merger occurs after the termination of this Agreement, Adviser shall nevertheless

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continue to be entitled to receive the Merger Incentive Fee if it was engaged in negotiations with the merger partner (other than ART) during the term of this Agreement.

         10. COMPENSATION FOR ADDITIONAL SERVICES. If the Trust shall request the Adviser (or any Affiliate or any officer or employee thereof) to render services for the Trust other than those required to be rendered by the Adviser hereunder, such additional services, if performed, will be compensated separately on terms as are approved by the Trustees and subject in all instances to approval by the Court.

         11. STATEMENTS. The Adviser shall promptly furnish to the Trust monthly statements showing the computation of the compensation payable to it.

         12. EXPENSES OF ADVISER. Without regard to the amount of compensation received hereunder by the Adviser, the Adviser shall bear the following expenses:

              (a) salaries and other employment expenses of the personnel employed by the Adviser to assist it in performing its obligations hereunder and of officers of the Trust who are provided pursuant to Paragraph 2(i) hereof;

              (b) rent, telephone (other than long distance charges), utilities, office furniture and equipment and other office expenses of the Adviser, except as any of such expenses relate to an office


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maintained by the Trust separate from the office of the Adviser or are acquired or incurred to respond to a specific requirement of the Trust, requirement of the Proceeding, or order of the Court; and

              (c)  all overhead expenses incurred by the Adviser.

         13. EXPENSES OF THE TRUST. Except as expressly otherwise provided in this Agreement, the Trust shall pay all expenses relating to services of the Adviser in the performance of its duties hereunder, including without limitation all legal and accounting expenses, not assumed by the Adviser, travel and related out-of-pocket expenses incurred by officers and employees of the Adviser and officers of the Trust who are provided pursuant to Paragraph 2(i) hereof, long distance telephone charges, fax, courier, copying, mailing and other similar costs and charges.

         14. OTHER ACTIVITIES OF THE ADVISER. Nothing herein contained shall prevent the Adviser from engaging in other activities, including, without limitation, the management of other investments and the rendering of advice to other investors (including other real estate programs), nor shall this Agreement limit or restrict the right of any director, officer, employee or shareholder of the Adviser or any Affiliate of the Adviser to serve as trustee, examiner, receiver, special master, financial adviser or similar role in any court proceeding, or to engage in any other business or to render services of any kind to any other Person or court, provided that no such advice or services shall disclose or utilize confidential information of the Trust or knowingly violate the Adviser's obligations to act in the best interest of the Trust.


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         15.  AGREEMENTS OF THE TRUST. The Trust shall:

              (a) cause individuals who are employees of or otherwise associated with the Adviser and who become officers of the Trust to be covered by the Trust's current directors and officers liability insurance policy.

              (b)  promptly seek approval of this Agreement by the Court.

              (c) use reasonable efforts to cause Greenfield to assist in transition of advisory responsibilities as reasonably requested by the Adviser.

         16. TRUSTEE ACTION. Wherever action on the part of the Trust or the Trustees is contemplated in this Agreement, unless otherwise provided herein, action by a majority of the Trustees, including a majority of the Unaffiliated Trustees, shall constitute the action provided for herein.

         17. TERM; TERMINATION OF AGREEMENT. This Agreement shall continue in force until January 17, 2001, and thereafter may be extended from year to year by the affirmative vote or written consent of a majority of the Unaffiliated Trustees. Notice of renewal shall be given in writing by the Trust to the Adviser not less than thirty (30) days before the expiration of this Agreement or of any extension thereof. Notwithstanding any other provision to the contrary, this Agreement may be terminated without cause upon sixty (60) days' written notice by a majority of the Unaffiliated Trustees to the Adviser and, after January


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17, 2000, upon one hundred eighty (180) days' written notice by the
Adviser to the Trust; provided that this Agreement shall automatically terminate if and when the Court shall determine not to approve the terms of this Agreement.

         18. AMENDMENTS. This Agreement shall not be modified or terminated except by an instrument in writing signed by both parties hereto and approved by the Court. Any amendment to this Agreement shall require the written consent of a majority of the Unaffiliated Trustees.

         19. ASSIGNMENT. The Trust may terminate this Agreement immediately in the event of its assignment by the Adviser without the consent of the Trust. Any permitted assignment of this Agreement shall bind the assignee hereunder in the same manner as the assignor is bound hereunder.

         20. DEFAULT, BANKRUPTCY, ETC. At the option of the Trustees, this Agreement shall be terminated immediately upon written notice of termination by a majority of the Unaffiliated Trustees to the Adviser if any of the following events shall occur:

              (a) if the Adviser shall violate any provisions of this Agreement, and after written notice of such violation shall not cure such default within thirty (30) days; or

              (b) if the Adviser shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or any order shall be made by a court of competent jurisdiction for the appointment of a


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receiver, liquidator or trustee of the Adviser or of all or substantially all its property by reason of the foregoing or approving any petition filed against the Adviser for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of thirty (30) days; or

              (c) if the Adviser shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the Federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due.

         The Adviser agrees that if any of the events specified in subsection
(b) or (c) of this Section shall occur, it will give written notice thereof to the Trust promptly (but in any event not later than seven days) after the occurrence of such event.

         21. ACTION UPON TERMINATION. The Adviser shall not be entitled to compensation for further services hereunder after the date of termination of this Agreement, but shall be reimbursed for all expenses and shall be paid all compensation accruing to the date of termination. The Adviser shall forthwith upon such termination:

              (a) pay over to the Trust all moneys collected and held for the account of the Trust pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;


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              (b)  deliver to the Trust a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Trust;

              (c) deliver to the Trust all property and documents of the Trust then in the custody of the Adviser; and

              (d) cooperate with the Trust and take all reasonable steps requested to assist the Trustees in making an orderly transition of the advisory function.

         22. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania as at the time in effect.

         23. LIMITATIONS OF LIABILITY. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Trust in following or declining to follow any advice or recommendations of the Adviser. None of the Adviser, its shareholders, directors, officers or employees shall be liable to the Trust, the Trustees or the holders of Securities of the Trust except by reason of acts constituting bad faith, willful misfeasance, gross negligence or reckless disregard of their duties.


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         24.  NOTICES. Any communication given hereunder shall be in writing delivered at the address of the respective party at which that party most recently has established its principal office, or at such other address as a party shall have specified to the other party as the address for notices hereunder.

         25. TRUSTEES' AND SHAREHOLDERS' LIABILITY. The Declaration of Trust provides that the name "EQK Realty Investors I" refers to the Trustees under the Declaration of Trust collectively as Trustees, but not individually or personally; and that no Trustee, officer, Shareholder, employee or agent of the Trust shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, the Trust. All persons dealing with the Trust, in any way, shall look only to the assets of the Trust for the payment of any sum or the performance of any obligation.

         26. RETENTION OF JURISDICTION. The parties hereto agree that the Court shall have exclusive jurisdiction over any dispute arising with regard to this Agreement or the interpretation of the provisions hereof.

         27. EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts and by facsimile signatures.

         IN WITNESS WHEREOF, the Trust and the Adviser have each caused this Agreement to be executed and delivered on its behalf as of the day first above written.


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                                  EQK REALTY INVESTORS I

                                  By: /s/ William G. Brown, Jr.
                                     ----------------------------
                                  Name: William G. Brown, Jr.
                                       --------------------------
                                  Title: Vice President
                                        -------------------------


                                  NEWLEAF CORPORATION

                                  By: /s/ Lloyd T. Whitaker
                                     ----------------------------
                                     Lloyd T. Whitaker, President


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